Exhibit 2

Information with respect to Persons Covered Under Instruction C to Schedule 13D

Item 2. Identity and Background.

The following sets forth the name, position, address, principal occupation, and citizenship of each director and executive officer of the applicable Reporting Person.

CHATHAM ASSET MANAGEMENT, LLC

Name	Position	Address	Principal Occupation	Citizenship/Place of Organization
Anthony Melchiorre	Managing Member	c/o Chatham Asset Management, LLC, 26 Main Street, Suite 204, Chatham, New Jersey 07928	Managing Member of Chatham Asset Management, LLC	United States